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                                                                    Exhibit 99.1

GlaxoSmithKline and Unigene Announce Agreement to Develop Oral Parathyroid Hormone for Osteoporosis


LONDON, and FAIRFIELD, N.J., Apr 15, 2002 /PRNewswire-FirstCall via COMTEX/ -- GlaxoSmithKline (GSK) and Unigene Laboratories, Inc. (OTC Bulletin Board: UGNE) today announce that they have completed a $150 million licensing agreement to develop an oral formulation of an analog of parathyroid hormone (PTH) currently in preclinical development for the treatment of osteoporosis.

Under the terms of the agreement, GSK will receive an exclusive worldwide license to develop and commercialize the product. In return, GSK will make an up-front payment to Unigene and subsequent milestone payments. Total payments will amount to $150 million subject to the progress of the compound through clinical development and through to the market. In addition, GSK will underwrite all development activities during the program, including Unigene's activities in the production of raw material for development and clinical supplies, and will pay Unigene a royalty on its worldwide sales of the product.

"We are pleased that Unigene has chosen GSK as its partner of choice," said Dr. Allen Oliff, Senior Vice President of the Microbial, Musculoskeletal and Proliferative Diseases Centre for Excellence in Drug Discovery (CEDD) at GSK. "The addition of this oral formulation of parathyroid hormone to our development program in osteoporosis provides a mechanism that targets bone formation and thus complements our products in development that target bone resorption. There is a clear need for new treatment options, especially as osteoporosis becomes a growing healthcare issue in aging populations."

At present, treatments for osteoporosis rely on anti-resorptive agents, which aim to reduce the "loss" of bone. Parathyroid hormone (PTH) is a naturally occurring hormone, a function of which is to increase plasma calcium levels. In trials, recombinant human PTH has been found to form new bone, and to reduce fracture. Agents which can induce bone formation are widely viewed as the next critical advance in the treatment of osteoporosis.

Dr Ronald S. Levy, Executive Vice President of Unigene commented, "We are understandably excited that a company of GSK's stature is making such a strong commitment to Unigene and to this important program. Their extensive resources and world-class expertise in this field make them an ideal partner for this effort and we look forward to working with them. In addition, this agreement provides an important validation for our proprietary technologies and their broad applicability to pharmaceutically-important peptides."

About GlaxoSmithKline

GlaxoSmithKline -- one of the world's leading research-based pharmaceutical and healthcare companies -- is committed to improving the quality of human life by enabling people to do more,
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feel better and live longer. For company information, visit GlaxoSmithKline at
http://www.gsk.com .

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company engaged in the research, production and delivery of valuable therapeutic peptide hormones. The Company has patented manufacturing technology for producing amidated peptides cost-effectively and in quantities sufficient to support the worldwide commercialization of peptide therapeutics for oral delivery. The Company has also patented novel oral drug delivery technology for peptide hormones. Unigene's first commercial products will be different formulations of calcitonin for the treatment of osteoporosis and other indications. The Company has launched its injectable calcitonin product in the European Union and is developing a nasal calcitonin product, as well as oral formulations of calcitonin, PTH and other peptides.

Except for historical information, the statements made herein are forward looking statements involving risks and uncertainties. These risks and uncertainties, including those related to the timing or successful completion of the Company's product commercialization activities are detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

GSK:

UK Media enquiries:
Martin Sutton
(020) 8047 5502

US Media enquiries:
Nancy Pekarek
(215) 751 7709

European Analyst/Investor enquiries:
Duncan Learmouth
(020) 8047 5540

US Analyst/Investor enquiries:
Frank Murdolo
(215) 751 7002

Unigene:

Ronald S. Levy, Executive Vice President (973) 882-0860
William Steinhauer, Controller (973) 882-0860
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SOURCE Unigene Laboratories, Inc.; GlaxoSmithKline

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